Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Double Crown Resources, Inc. (formerly Denarii Resources, inc.), of our report dated May 12, 2012 on our audit of the financial statements of Double Crown Resources, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, for the period from inception on March 23, 2006 through December 31, 2011, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
May 18, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351